Exhibit 99.1

Company Contact:
James Scully Chief Financial Officer (212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

Third Quarter Revenues Rise 23% to $275.6 million

Operating Income Increases 51% to $33.2 million

Company Raises Fiscal 2006 Guidance

New York, NY – November 21, 2006 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three and nine months ended October 28, 2006.

For the three months ended October 28, 2006:

•	Revenues increased 23% to $275.6 million. Store sales (Retail and Factory) increased 26% to $202.2 million, with comparable store sales increasing 19%. Comparable store sales rose 3% in the third quarter of fiscal 2005. Direct sales (Internet and Catalog) rose by 18% to $66.3 million.

•	Operating income increased 51% to $33.2 million, compared to $22.0 million in the third quarter of fiscal 2005.

•	Net income applicable to common stockholders was $26.0 million, or $0.40 per diluted share, compared to a net loss of $(0.3) million, or $(0.01) per diluted share, in the third quarter of fiscal 2005. Net income in the third quarter of fiscal 2006 includes $0.5 million of stock option expense related to the adoption of SFAS 123(R), which was not applicable in fiscal 2005.

•	Adjusted net income for the third quarter of fiscal 2006 totaled $17.2 million or $0.27 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased to report a 51% increase in third quarter operating income. Our results were driven by better than expected sales gains across each of our channels, demonstrating solid execution and the strength of the J. Crew brand. Due to this better than expected performance, we are raising our outlook for fiscal 2006. We remain focused on satisfying our customers.”

For the nine months ended October 28, 2006:

•	Revenues increased 18% to $785.4 million. Store sales (Retail and Factory) increased 21% to $566.7 million, with comparable store sales increasing 16%. Comparable store sales rose 16% in the first nine months of 2005. Direct sales (Internet and Catalog) increased 12% to $195.4 million.

•	Operating income increased 36% to $88.3 million, compared to $65.1 million in the first nine months of fiscal 2005.

•	Net income applicable to common stockholders was $27.7 million, or $0.62 per diluted share, compared to a loss of $(0.4) million, or $(0.02) per diluted share in the first nine months of fiscal 2005. Net income for the first nine months of fiscal 2006 includes pre-tax charges of $10.0 million related to the refinancing of debt and $1.5 million of stock option expense related to the adoption of SFAS 123(R), which was not applicable in fiscal 2005.

•	Adjusted net income for the first nine months of fiscal 2006 totaled $44.7 million, or $0.70 per diluted share.

Guidance

The Company currently expects fiscal 2006 diluted earnings per share in the range of $0.95 to $0.97. This compares to the Company’s previously announced earnings guidance range of $0.86 to $0.88 per diluted share.

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, the Company has provided non-GAAP adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per share information for the three months and nine months ended October 28, 2006 in this release. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per diluted share after excluding the effects of transactions which resulted from the Company’s recent initial public offering, refinancings and adjusted tax rates. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three and nine months ended October 28, 2006 are included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 21, 2006, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-8824 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until November 28, 2006 and can be accessed by dialing (888) 203-1112 and entering code 7128427.

About J. Crew Group Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of November 21, 2006, the Company operates 176 retail stores, the J. Crew catalog business, jcrew.com, and 51 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc. and Subsidiaries

Condensed Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended October 28, 2006	Three Months Ended October 29, 2005	Nine Months Ended October 28, 2006	Nine Months Ended October 29, 2005
Net sales
Stores	$202,174	$160,825	$566,708	$468,692
Direct	66,346	56,407	195,379	174,457

	268,520	217,232	762,087	643,149
Other	7,055	6,130	23,343	20,114

Total Revenues	275,575	223,362	785,430	663,263

Costs of goods sold, buying and occupancy costs	147,703	125,513	434,944	371,948

Gross Profit	127,872	97,849	350,486	291,315
As a percent of revenues	46.4%	43.8%	44.6%	43.9%

Selling, general administrative expenses	94,690	75,843	262,188	226,180
As a percent of revenues	34.4%	34.0%	33.4%	34.1%

Operating income	33,182	22,006	88,298	65,135
As a percent of revenues	12.0%	9.9%	11.2%	9.8%

Interest expense, net	5,172	18,478	40,028	53,878

Loss on refinancing of debt	—	—	10,039	—

Income before income taxes	28,010	3,528	38,231	11,257

Provision for income taxes	2,000	500	4,400	1,600

Net income	26,010	3,028	33,831	9,657
Preferred stock dividends	—	(3,364)	(6,141)	(10,092)

Net income (loss) applicable to common shareholders	$26,010	$(336)	$27,690	$(435)

Income (loss) per share:
Basic	$0.45	$(0.01)	$0.69	$(0.02)
Diluted	$0.40	$(0.01)	$0.62	$(0.02)

Weighted average shares outstanding:
Basic	58,036	24,726	39,968	24,364
Diluted	64,657	24,726	44,846	24,364

Exhibit (2)

J. Crew Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 28, 2006 (Unaudited)	October 29, 2005 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,475	$28,421
Inventories	174,687	160,669
Prepaid expenses and other currents assets	38,744	35,898

Total current assets	285,906	224,988

Property and equipment, net	113,925	112,090

Other assets	14,074	13,220

Total assets	$413,905	$350,298

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$85,334	$97,446
Other current liabilities	64,341	62,613
Income taxes payable	5,087	1,620
Current portion of long-term debt	2,850	—

Total current liabilities	157,612	161,679

Long-term debt	247,150	617,423

Deferred credits	64,278	56,751

Preferred stock	—	92,800

Stockholders’ deficit	(55,135)	(578,355)

Total liabilities and stockholders’ deficit	$413,905	$350,298

Exhibit (3)

Reconciliation of net income on a GAAP basis to “Adjusted net income”

	Three Months Ended October 28, 2006			Nine Months Ended October 28, 2006
(Amounts in thousands, except percentages and per share amounts)	GAAP Basis	Adjustments	As Adjusted	GAAP Basis	Adjustments		As Adjusted
Total Revenues	$275,575	—	$275,575	$785,430	—		$785,430

Cost of goods sold, buying and occupancy costs	147,703	—	147,703	434,944	—		434,944

Gross profit	127,872	—	127,872	350,486	—		350,486

Selling, general administrative expenses	94,690	—	94,690	262,188	—		262,188

Operating income	33,182	—	33,182	88,298	—		88,298

Interest expense, net	5,172	—	5,172	40,028	(24,556	)(a)	15,472

Loss on refinancing of debt	—	—	—	10,039	(10,039	)(b)	—

Income before income taxes	28,010	—	28,010	38,231	34,595		72,826

Provision for income taxes	2,000	8,812 (c)	10,812	4,400	23,711	(c)	28,111

Net income	26,010	(8,812)	17,198	33,831	10,884		44,715

Preferred stock dividends	—	—	—	(6,141)	6,141	(c)	—

Net income applicable to common shareholders	$26,010	$(8,812)	$17,198	$27,690	$17,025		$44,715

Earnings per share:
Basic	$0.45	$(0.15)	$0.30	$0.69	$0.08		$0.77
Diluted	$0.40	$(0.13)	$0.27	$0.62	$0.08		$0.70

Weighted average shares outstanding:
Basic	58,036	—	58,036	39,968	17,911	(e)	57,879
Diluted	64,657	—	64,657	44,846	19,439	(e)	64,285

(a)	to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million aggregate principal amount of 9 3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of $35.0 million of the senior term loan with the proceeds of the IPO completed in July 2006 and (vi) the amortization of deferred financing costs related to the term loan entered into in May 2006, assuming each of these transactions had been completed at the beginning of the fiscal year.
(b)	to eliminate the loss on refinancing of debt.
(c)	to adjust the provision for income taxes to reflect the Company’s estimated future ongoing effective tax rate of 38.6%. The expected increase in the Company’s effective tax rate occurs primarily because the net operating loss carryovers which were generated primarily as a result of the Company’s highly leveraged capital structure prior to the IPO should be substantially utilized by the end of fiscal 2006 and therefore the current effective tax rate is not reflective of the Company’s ongoing effective tax rate.
(d)	to reflect the redemption of $92.8 million of Series A preferred stock.
(e)	to reflect the number of common shares outstanding after the IPO on a basic and diluted basis.

Exhibit (4)

Projected Store Count and Square Footage

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	203	5	2	206
2nd Quarter (Actual)	206	10	0	216
3rd Quarter (Actual)	216	11	1	226
4th Quarter (Projected)	226	3	1	228

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,478,384	25,474	(14,500)	1,489,358
2nd Quarter (Actual)	1,489,358	42,147	(2,137)	1,529,368
3rd Quarter (Actual)	1,529,368	43,280	(10,768)	1,561,880
4th Quarter (Projected)	1,561,880	11,481	(14,190)	1,559,171